EXHIBIT

                                    KSW, INC.
                        STATEMENT REGARDING COMPUTATION
                        OF NET EARNINGS (LOSS) PER SHARE


                                          Six Months Ended         Three Months Ended
                                    June 30,1996  June 30,1995    June 30,1996 June 30,1995



Net earnings (loss)               ($232,000)      $  371,000     $     2,000    $  449,000


Weighted average shares           5,429,015         7,800,000      5,429,015     7,800,000
  outstanding during the
  period

Common and common stock             182,508                          185,603
  equivalent shares using the
  treasury stock method
Total shares outstanding for      5,611,523         7,800,000       5,614,618    7,800,000
                                  =========         =========       =========    =========
  purposes of calculating
  primary and fully diluted
  earnings (loss) per share

Primary and fully diluted              (.04)              .05               0       .06
                                       =====              ===              ==       ====
earnings/(loss) per common
  and common equivalent
  share
